                                                       REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                         NORTHERN STATES POWER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MINNESOTA          41-0448030
   (State or other         (I.R.S.
   jurisdiction of        Employer
   incorporation or     Identification
    organization)       No.)

                414 Nicollet Mall, Minneapolis, Minnesota 55401
              (Address, including zip code, and telephone number, including area code, of principal executive offices)

                EDWARD J. MCINTYRE                                   GARY R. JOHNSON
    Vice President and Chief Financial Officer                 Vice President and Secretary
          Northern States Power Company                       Northern States Power Company
                414 Nicollet Mall                                   414 Nicollet Mall
           Minneapolis, Minnesota 55401                        Minneapolis, Minnesota 55401
                  (612) 330-7712                                      (612) 330-7623

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO
                                PETER D. CLARKE
                           Gardner, Carton & Douglas
                             321 North Clark Street
                            Chicago, Illinois 60610
                                 (312) 245-8685
                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                              -------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                              -------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE            AGGREGATE              AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED              PER UNIT            OFFERING PRICE        REGISTRATION FEE
First Mortgage Bonds.................      $300,000,000             $100%(1)            $300,000,000(1)           $103,449

(1) Estimated solely for the purpose of determining the registration fee.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1995
                                   PROSPECTUS
                         NORTHERN STATES POWER COMPANY
                           (A MINNESOTA CORPORATION)
                              FIRST MORTGAGE BONDS

                                  ------------

    Northern States Power Company, a Minnesota corporation (the "Company"), may offer for sale from time to time up to $300,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"), in one or more series, on terms and in amounts to be determined at the time of sale. The aggregate principal amount, rate or rates (or method of calculation) and time or times and place of payment of interest, maturity or maturities, offering price, any redemption terms or other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered (the "Offered Bonds") will be set forth in a supplement to this Prospectus (the "Prospectus Supplement").

    The Company may sell the New Bonds through underwriters or dealers, directly to a limited number of institutional purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the distribution of the Offered Bonds and any applicable commissions or discounts and the net proceeds to the Company from such sale.

                              -------------------

  THESE  SECURITIES   HAVE   NOT  BEEN   APPROVED   OR  DISAPPROVED   BY   THE
   SECURITIES    AND   EXCHANGE   COMMISSION    OR   ANY   STATE   SECURITIES
     COMMISSION  NOR  HAS  THE   SECURITIES  AND  EXCHANGE  COMMISSION   OR
      ANY   STATE   SECURITIES   COMMISSION  PASSED   UPON   THE  ACCURACY
       OR   ADEQUACY    OF    THIS   PROSPECTUS.    ANY    REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

               THE DATE OF THIS PROSPECTUS IS             , 1995

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW BONDS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information on file can be inspected at the public reference offices of the Commission currently at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York, at the office of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, and at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California, on which exchanges the Company's Common Stock is listed. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 (and Amendments thereto (on Form 10-Q/A) dated August 4, 1995 and August 7, 1995); and

        3. The Company's Current Reports on Form 8-K dated January 30, 1995, February 28, 1995, April 28, 1995, June 27, 1995, June 28, 1995,
           September 1, 1995 and September 13, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE ASSISTANT SECRETARY, NORTHERN STATES POWER COMPANY, 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401 (612-330-5994).

                                      [LOGO]

    Northern States Power Company (the "Company") was incorporated in 1909 under the laws of Minnesota. Its executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401. (Phone 612-330-5500). The Company's subsidiaries include Northern States Power Company, an operating public utility incorporated in Wisconsin ("NSP-Wisconsin"), NRG Energy, Inc. ("NRG"), a Delaware corporation, and Viking Gas Transmission Company, a Delaware corporation ("Viking"). The Company and its subsidiaries collectively are referred to herein as NSP.

    NSP is predominantly an operating public utility engaged in the generation, transmission and distribution of electricity throughout a 49,000 square mile service area and the distribution of natural gas in approximately 148 communities within this area. Viking is a regulated natural gas transmission company that operates a 500-mile interstate natural gas pipeline. NRG is primarily engaged in managing several of NSP's non-regulated energy subsidiaries.

    The Company serves customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin serves customers in Wisconsin and Michigan. Of the approximately three million people served by the Company and NSP-Wisconsin, the majority are concentrated in the Minneapolis-St. Paul Metropolitan Area. In 1994, about 61 percent of NSP's electric retail revenue was derived from sales in the Minneapolis-St. Paul Metropolitan Area and about 56 percent of gas revenues came from sales in the St. Paul area. NSP's electric generation for 1994 was provided for by coal (59%), nuclear (36%), and renewable and other fuels (5%). NSP currently operates three nuclear units that were placed in service in 1971, 1973 and 1974. NSP has no additional nuclear units under construction.

                                PROPOSED MERGER

    The Company, Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), Northern Power Wisconsin Corp., a Wisconsin corporation and wholly-owned subsidiary of the Company ("New NSP"), and WEC Sub Corp., a Wisconsin corporation and wholly-owned subsidiary of WEC ("WEC Sub"), have entered into an Agreement and Plan of Merger, dated as of April 28, 1995 and as amended and restated as of July 26, 1995 (the "Merger Agreement"), which provides for a strategic business combination involving NSP and WEC in a "merger-of-equals" transaction (the "Transaction"). The Transaction, which was unanimously approved by the Boards of Directors of the constituent companies and approved by the shareholders of both the Company and WEC, is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately 12 to 18 months from April 28, 1995.

    Additional information concerning the Transaction and the Merger Agreement, including pro forma combined financial information, is included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and Amendments thereto (on Form 10-Q/A) dated August 4, 1995 and August 7, 1995 (the "Form 10-Q") filed with the Commission and incorporated by reference into this Prospectus.

    In the Transaction, the holding company of the combined enterprise will be registered under the Public Utility Holding Company Act of 1935, as amended. The holding company will be named Primergy Corporation ("Primergy") and will be the parent company of both the Company (which, for regulatory reasons, will reincorporate in Wisconsin) and of WEC's present principal utility subsidiary, Wisconsin Electric Power Company ("WEPCO") which will be renamed "Wisconsin Energy Company." Wisconsin Energy Company will include the operations of WEC's other present utility subsidiary, Wisconsin Natural Gas Company, which is anticipated to be merged into WEPCO by January 1, 1996, as previously planned. It is anticipated that, following the Transaction, the Company's Wisconsin utility subsidiary, NSP-Wisconsin, will be merged into Wisconsin Energy Company and that NRG and the Company's other subsidiaries will become subsidiaries of Primergy.

    As noted above, pursuant to the Transaction the Company will reincorporate in Wisconsin for regulatory reasons. This reincorporation will be accomplished by the merger of the Company into New NSP, with New NSP being the surviving corporation and succeeding to the business of the Company as an operating public utility. Following such merger, WEC Sub will be merged with and into New NSP, with New NSP being the surviving corporation and becoming a subsidiary of Primergy. Both New NSP and WEC Sub were created to effect the Transaction and will not have any significant operations, assets or liabilities prior to such mergers.

    The Transaction is subject to customary closing conditions, including, without limitation, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, all as more fully described in the Form 10-Q.

    A preliminary estimate indicates that the Transaction will result in net savings of approximately $2.0 billion in costs over 10 years. It is anticipated that the synergies created by the Transaction will allow the Company and Wisconsin Energy Company to implement a modest reduction in electric retail rates followed by a rate freeze for electric retail customers through the year 2000. Both the Company and WEC recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure, but will seek approval from the Commission to maintain such businesses. If divestiture is ultimately required, the Commission has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder value.

    Following the completion of the Transaction, the Offered Bonds and the Company's other outstanding first mortgage bonds will be obligations of New NSP, as a subsidiary of Primergy, and will continue to be secured by the Indenture as described in this Prospectus. However, as described above, New NSP is not expected to retain any of the Company's subsidiaries and the Offered Bonds will not be an obligation of Primergy or any other subsidiary of Primergy. For the twelve months ended June 30, 1995 and the year ended December 31, 1994, the Company's subsidiaries constituted 33% and 29% of NSP's consolidated net income, respectively, and represented 22% of NSP's consolidated assets and 17% of NSP's consolidated liabilities including long-term debt at June 30, 1995. The Form 10-Q filed with the Commission and incorporated by reference in this Prospectus, includes pro forma financial information for the Company without its subsidiaries.

                                USE OF PROCEEDS

    The proceeds from the sale of the New Bonds will be added to the general funds of the Company and used for general corporate purposes, which may include the purchase or redemption of one or more series of outstanding first mortgage bonds and the repayment of outstanding short-term borrowings incurred in connection with NSP's continuing construction program. Short-term borrowings of the Company aggregated $169 million as of August 31, 1995. The specific allocation of the proceeds of a particular series of the Offered Bonds will be described in the Prospectus Supplement.

                    NSP'S RATIO OF EARNINGS TO FIXED CHARGES

                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                    1994  1993  1992  1991  1990
                                  TWELVE MONTHS     ----  ----  ----  ----  ----
                                      ENDED
                                  JUNE 30, 1995
                                ------------------
                                   (UNAUDITED)
Ratio of Earnings to Fixed
 Charges......................              3.8     4.0   4.0   3.2   3.9   3.7
New NSP Pro Forma Ratio of
 Earnings to Fixed Charges....              3.8     4.2   4.0   3.1

    For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before accounting change plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

    The New NSP unaudited pro forma ratios of earnings to fixed charges for each of the years in the three-year period ended December 31, 1994, and the twelve months ended June 30, 1995, give effect to the Transaction as if it had occurred at January 1, 1992. See the Notes to Unaudited Pro Forma Condensed Financial Statements of New NSP in the Form 10-Q for a description of the assumptions used to prepare the unaudited pro forma ratios of earnings to fixed charges.

    Assuming that variable interest rate debt continues at interest rates applicable on June 30, 1995, the annual interest requirement on long-term debt of NSP outstanding at June 30, 1995, was $108,336,000.

                            DESCRIPTION OF NEW BONDS

    Each series of New Bonds is to be an initial issue of a new series of first mortgage bonds (the "Bonds") issued under the Trust Indenture dated February 1, 1937 (the "1937 Indenture") as supplemented by 44 supplemental trust indentures (collectively, the "Supplemental Indentures"), a Supplemental and Restated Trust Indenture dated May 1, 1988 (the "Restated Indenture") and a new supplemental trust indenture for such series of New Bonds (the "New Supplemental Indenture"), all from the Company to Harris Trust and Savings Bank, as trustee (the "Trustee"). The 1937 Indenture, as supplemented by the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture herein are referred to collectively as the "Indenture." Excluding the New Bonds, there will be 14 series of Bonds in an aggregate principal amount of $1,094,800,000 outstanding under the Indenture. Copies of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the form of the New Supplemental Indenture are filed as Exhibits 4.01A to 4.01UU to the Registration Statement and the statements herein made (being for the most part succinct summaries of certain provisions of the Indenture) are subject to the detailed provisions of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture which are incorporated herein by reference.

    The Restated Indenture amends and restates the 1937 Indenture and the Supplemental Indentures. The Restated Indenture will not become effective and operative until all Bonds of each series issued under the Indenture prior to May 1, 1988 shall have been retired through payment or redemption (including those Bonds "deemed to be paid" within the meaning of that term as used in Article XVII of the 1937 Indenture) or (except as described below) until the holders of the requisite principal amount of such Bonds shall have consented to the amendments contained in the Restated Indenture (herein, the "Effective Date"). Holders of the New Bonds and of each series of Bonds issued under the Indenture after May 1, 1988 likewise will be bound by the amendments contained in the Restated Indenture when they become effective and operative. If the consent of the holders of Bonds of each series issued prior to May 1, 1988 is not obtained or such Bonds are not retired prior to their maturity, the Company presently expects the Restated Indenture to become effective no earlier than December 1, 2006.

    The following summary of the provisions of the Indenture includes, where applicable, a discussion of the amendments contained in the Restated Indenture. References are made to specific Article and Section numbers of the 1937 Indenture, the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture. Unless the context indicates otherwise, words or phrases defined in the 1937 Indenture, the Supplemental Indentures, the Restated Indenture or the New Supplemental Indenture are capitalized and used with the same meanings herein.

TERMS OF NEW BONDS

    The New Bonds will be issued as fully registered bonds without coupons in denominations of multiples of $1,000. New Bonds may be issued in temporary form if, for any reason, the Company is unable to deliver New Bonds in definitive form. Principal and interest are to be payable in Chicago, Illinois, at Harris Trust and Savings Bank or in New York, New York at Harris Trust Company of New York.

New Bonds will be interchangeable in the manner provided in Article II of the New Supplemental Indenture. The New Bonds may be issued in book-entry form through the facilities of a depository. The description of any book-entry arrangements will be contained in the Prospectus Supplement.

    No charge will be made by the Company for any exchange or transfer of New Bonds, other than for any taxes or other governmental charges.

    Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms and other information with respect to the Offered Bonds: (1) the designation and aggregate principal amount of such Offered Bonds; (2) the date or dates on which such Offered Bonds will mature;
(3) the rate or rates per annum (or method of calculation) at which such Offered Bonds will bear interest and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest; and (6) any optional or mandatory redemption terms or other specific terms applicable to the Offered Bonds. The holders of the outstanding Bonds do not, and the holders of the New Bonds will not, have the right to tender such Bonds to the Company for repurchase upon the Company becoming involved in a highly leveraged or change in control transaction. The Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, bondholders would have the security afforded by the first mortgage lien on substantially all the Company's property as described under the subcaption "Security for New Bonds" below. In addition, any change in control transaction and any incurrence of additional indebtedness (as first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure. See "PROPOSED MERGER."

SECURITY FOR NEW BONDS

    In the opinion of counsel for the Company, the New Bonds when issued will be secured equally and ratably, except as to sinking fund provisions, with all other outstanding Bonds by a valid and direct first mortgage lien on all of the real and fixed properties, leasehold rights, franchises and permits then owned by the Company subject only (a) to Permitted Liens and (b) as to parts of the Company's property, to certain easements, conditions, restrictions, leases and similar encumbrances which do not affect the Company's use of such property in the usual course of its business, to certain minor defects in titles which are not material and to defects in titles to certain properties not essential to the Company's business. The Indenture contains provisions for subjecting to the lien thereof all property, rights and franchises (except as otherwise expressly provided) acquired by the Company after the date of the 1937 Indenture. Such provisions might not be effective as to property acquired, within 90 days prior and subsequent to the filing of a case, with respect to the Company, under the United States Bankruptcy Code. The opinion of counsel does not cover titles to easements for water flowage purposes or rights-of-way for electric and gas transmission and distribution facilities, steam mains and telephone lines. However, the Company has the power of eminent domain in the states in which it operates.

    The Indenture provides that no prior liens, other than Permitted Liens, may be created or permitted to exist upon the mortgaged and pledged property whether now owned or hereafter acquired. (Section 4 of Article VIII of the 1937 Indenture.) Following the retirement of the Bonds of each series issued prior to May 1, 1988, the Restated Indenture will amend the foregoing provisions to allow Permitted Encumbrances on the mortgaged and pledged property. Permitted Encumbrances include Permitted Liens and (a) rights of Persons who are parties to agreements with the Company relating to property owned or used jointly (in common) by the Company with such Persons, provided (i) that such rights do not materially impair the use of such jointly owned or used property in the normal operation of the Company's business and do not materially affect the security afforded by the Indenture and (ii) that such rights are not inconsistent with the remedies of the Trustee upon a Completed Default; (b) (i) leases existing at the Effective Date of the Restated Indenture affecting property owned by the Company on the Effective Date; (ii) leases which do not interfere in any material respect with the use of the related property for the purpose for which it is held by the Company and which will not have a material adverse impact on the security afforded by the Indenture or
(iii) other leases relating to not more than 5% of the sum of the Company's Depreciable Property and Land; and (c) any mortgage, lien, charge or encumbrance prior or equal to the Lien of the Indenture, other than a Prepaid Lien, existing at the date any property is acquired by the Company, provided that at the date of acquisition of such property: (i) no Default has occurred and is continuing;
(ii) the principal amount of indebtedness outstanding under and secured by such mortgage, lien, charge or encumbrance shall not exceed 66 2/3% of the lesser of the Cost or Fair Value of the property so acquired; and (iii) each such mortgage, lien, charge or encumbrance shall apply only to the property and improvements originally subject thereto and that the Company shall cause to be closed all mortgages or other liens existing at the time of acquisition of any property thereafter acquired by the Company and will permit no additional indebtedness to be issued thereunder or secured thereby. (Section 1.03 of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, the holders of 66 2/3% of the principal amount of Bonds Outstanding may
(a) consent to the creation or existence of a Prior Lien with respect to up to 50% of the sum of the Company's Depreciable Property and Land, after giving effect to such Prior Lien or (b) terminate the Lien of the Indenture with respect to up to 50% of the sum of the Company's Depreciable Property and Land. (Section 18.02(e) of the Restated Indenture.)

    The Indenture is not a lien on the properties of NSP-Wisconsin, nor is the stock of NSP-Wisconsin, NRG, Viking or any other subsidiary owned by the Company pledged thereunder.

SINKING FUND PROVISIONS

    The sinking fund redemption provision, if any, for each series of the New Bonds will be set forth in the related Prospectus Supplement. As an annual sinking fund, the Company covenants to pay to the Trustee annually, on October 1, an amount sufficient to redeem, for sinking fund purposes, 1% of the highest amount, at any time outstanding, of each outstanding series of Bonds, other than Bonds of the Series due October 1, 1997, Bonds of the Series due April 1, 2003, Bonds of the Series due December 1, 2000, Bonds of the Series due December 1, 2005, Bonds of the Series due February 1, 1999, Bonds of the Series due October 1, 2001, Bonds of the Series due July 1, 2025 and other than Pollution Control Series C, J, K, L and Resource Recovery Series I. Sinking fund payments may be offset by (a) application of net Permanent Additions of a Cost or Fair Value, whichever is less, equal to 150% of the principal amount of Bonds which otherwise would be required to be retired by the sinking fund or (b) retirement or delivery to the Trustee of Bonds of the series for which the sinking fund is applicable. The Trustee is required to apply sinking fund money to the purchase or redemption of Bonds of the series for which such money is applicable. (Article III of each Supplemental Indenture except those dated June 1, 1942, February 1, 1944, October 1, 1945, July 1, 1948, August 1, 1949, August 1, 1957,
October 1, 1992, April 1, 1993, December 1, 1993, February 1, 1994, October 1, 1994, June 1, 1995 and those relating to each Pollution Control Series and to Resource Recovery Series I.)

    Certain of the Bonds of Resource Recovery Series I are subject to a mandatory sinking fund applicable to each respective series. (Section 3.02 of the Supplemental Indenture dated December 1, 1984.)

MAINTENANCE PROVISIONS

    As a Maintenance Fund for the Bonds, the Company covenants to pay to the Trustee annually on May 1 an amount equal to 15% of the Consolidated Gross Operating Revenues of the Company for the preceding calendar year, after deducting from such revenues: (a) cost of electricity and gas purchased for resale, (b) rentals paid for utility property, less credits at the Company's option for (i) maintenance, (ii) property retirements offset by Permanent Additions, (iii) retirements of Bonds and (iv) Cost or Fair Value, whichever is less, of Permanent Additions after deducting property retirements. Withdrawals from the Maintenance Fund may be made on the basis of retirements of Bonds and net Permanent Additions, but cash in excess of $100,000 remaining on deposit in the Maintenance Fund for more than three years must be used for the purchase or redemption of Bonds. Any such redemption would be at the applicable regular redemption price of the Bonds to be redeemed and subject to any restrictions on the redemption of such Bonds. (Article IX of the 1937 Indenture;
Article IV of the Supplemental Indenture dated June 1, 1952.)

    The Restated Indenture will amend the foregoing provisions of the Indenture by replacing the current Maintenance Fund deposit formula with the requirement that the Company pay to the Trustee annually on May 1 an amount equal to 2.50% of its Completed Depreciable Property as of the end of the preceding calendar year, after deducting credits at the Company's option for (a) maintenance, (b) property retirements offset by Permanent Additions, (c) retirements of Bonds and
(d) Amounts of Established Permanent Additions. (Section 9.01 of the Restated Indenture.) The Restated Indenture further provides that to the extent that Maintenance Fund credits exceed 2.50% of Completed Depreciable Property for any year after 1987, such excess credits may be applied in future years (a) to offset any Maintenance Fund deficiency or (b) to increase the Amount of Established Permanent Additions available for use under the Indenture. (Section
9.05 of the Restated Indenture.) In addition, the Restated Indenture eliminates the requirement that cash in excess of $100,000 remaining on deposit in the Maintenance Fund for more than three years be used for the purchase or redemption of Bonds.

    The Company has covenanted to maintain its properties in adequate repair, working order and condition. (Section 6 of Article VIII of the 1937 Indenture;
Section 8.06 of the Restated Indenture.)

ISSUANCE OF ADDITIONAL BONDS

    The maximum principal amount of Bonds that may be issued under the Indenture is not limited, except as described below. Additional Bonds may be issued on the basis of (a) 60% of the Cost or Fair Value, whichever is less, of Permanent Additions after deducting retirements (Article V of the 1937 Indenture; also Sections 1 and 3 of Article III of the Supplemental Indenture dated February 1,
1944); (b) retired Bonds, which have not been otherwise used under the Indenture (Article VI of the 1937 Indenture); and (c) deposit of an equal amount of cash with the Trustee, which cash may be withdrawn on the same basis as additional Bonds may be issued under clauses (a) and (b) above. (Article VII of the 1937 Indenture; Section 2 of Article III of the Supplemental Indenture dated February 1, 1944; and Article IV of the Supplemental Indenture dated June 1, 1952.) The Restated Indenture will amend the foregoing provisions of the Indenture by increasing the percentage in clause (a) above from 60% to 66 2/3%. (Section 5.03 of the Restated Indenture.)

    The New Bonds will be issued under clause (a) and/or (b) above. At August 31, 1995, the amount of net Permanent Additions available for the issuance of Bonds exceeded $4.2 billion, of which $500 million could be used for the authentication of $300 million principal amount of the New Bonds. As of August 31, 1995, $327 million of retired Bonds were available for the authentication of up to $327 million of New Bonds.

    No additional Bonds may be issued on the basis of clause (a), clause (b) under specified conditions, or clause (c), unless the Earnings Applicable to Bond Interest for a specified twelve-month period are equal to twice the annual interest requirements on the Bonds, including those about to be issued. (Section 4 of Article V, Section 2 of Article VI, and Section 1 of Article VII of the 1937 Indenture.)

    Permanent Additions include: the Company's electric and steam generating, transmission and distribution properties; the Company's gas storage and distribution properties; construction work-in-progress; and fractional and undivided property interests of the Company. (Section 4 of Article I of the 1937 Indenture; Section 1.03 of the Restated Indenture.) Under the Restated Indenture, Permanent Additions also will include property used for providing telephone or other communication services and engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports associated with the acquisition or construction of any Depreciable Property. (Section 1.03 of the Restated Indenture.)

    Assuming that the interest cost on variable rate Bonds is at the maximum allowable rate, Earnings Applicable to Bond Interest for the twelve months ended August 31, 1995, would be 4.9 times the annual interest requirements on the Bonds including the New Bonds at an assumed 8% interest rate. Additional

Bonds may vary from the Offered Bonds as to maturity, interest rate, redemption prices, and sinking fund, and in certain other respects. (Article II of the 1937 Indenture and Article II of the Restated Indenture.) The Restated Indenture will amend the Indenture by requiring that Earnings Applicable to Bond Interest for a specified twelve-month period be equal to twice the annual interest requirements on the Bonds, including those about to be issued, and any obligations secured by Prior Liens and any indebtedness secured by Permitted Encumbrances. (Sections
1.03 and 5.04 of the Restated Indenture.) Under the Restated Indenture, the calculation of Earnings Applicable to Bond Interest will include all non-utility revenues of the Company. (Section 1.03 of the Restated Indenture.)

PROVISION LIMITING DIVIDENDS ON COMMON STOCK

    The Company has covenanted that the sum of (i) all dividends and distributions on the common stock of the Company after September 30, 1954 (other than in common stock), and (ii) the cost of all shares of its common stock acquired by it after that date shall not exceed the sum of (a) the earned surplus of the Company and its Qualified Subsidiary Companies, consolidated, at September 30, 1954, and (b) an amount equal to the consolidated net income of the Company and its Qualified Subsidiary Companies, earned after September 30, 1954, after making provision for all dividends accruing after that date on preferred stock of the Company and after taking into consideration all proper charges and credits to earned surplus made after that date. In computing net income for the purpose of this covenant, there will be deducted an amount, if any, by which 15% of the Consolidated Gross Operating Revenues of such companies, after certain deductions, exceeds the aggregate of the amounts expended for maintenance and appropriated for reserves for renewals, replacements, retirements, depreciation or depletion. (Article IV of the Supplemental Indenture dated October 1, 1954.) As of 1957, the Company no longer had any Qualified Subsidiary Companies. This provision has not impaired the Company's ability to pay dividends in the past and is not expected to do so in the future.

    The Restated Indenture will replace the dividend restriction described above with the requirement that (a) the sum of: (i) all dividends and distributions on the Company's common stock after the Effective Date of the Restated Indenture (other than in common stock) and (ii) the amount, if any, by which the Considerations given by the Company for the purchase or other acquisition of its common stock after the Effective Date exceeds the Considerations received by it after the Effective Date from the sale of common stock, shall not exceed (b) the sum of (i) the retained earnings of the Company at the Effective Date, and (ii) an amount equal to the net income of the Company earned after the Effective Date, after deducting all dividends accruing after the Effective Date on all classes and series of preferred stock of the Company and after taking into consideration all proper charges and credits to earned surplus made after the Effective Date. In computing net income for the purpose of this amended covenant, there will be deducted the amount, if any, by which, after the date commencing 365 days prior to the Effective Date, the actual expenditures or charges for ordinary repairs and maintenance and the charges for reserves, renewals, replacements, retirements, depreciation and depletion are less than 2.50% of the Company's Completed Depreciable Property. (Section 8.07 of the Restated Indenture.)

RELEASE PROVISIONS

    The Indenture contains provisions permitting the release from its lien of any property upon depositing or pledging cash or certain other property of comparable Fair Value. The Indenture also contains provisions for the sale or other disposal of securities not pledged under the Indenture, contracts, accounts, motor cars, and certain equipment and supplies; for the cancellation, change or alteration of leases, rights-of-way and easements; and for the surrender and modification of any franchise or governmental consent subject to certain restrictions; in each case without any release or consent by the Trustee or accountability thereto for any consideration received by the Company. (Article XI of the 1937 Indenture and Article XI of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, (a) the Company may sell or otherwise dispose of, free of the Lien of the Indenture, all motor vehicles, vessels and marine equipment, railroad cars, engines and related equipment, airplanes, office furniture and leasehold interests in property owned by third parties and (b) the Company may enter into leases with respect to the property subject to the Lien of the Indenture which do not interfere in any material respect with the use of such property for the purpose for which it is held by the Company and will not have a material adverse impact on the security afforded by the Indenture. (Section 11.02(b) of the Restated Indenture.)

    Following the retirement of the Bonds of each series issued prior to May 1, 1988, any of the mortgaged and pledged property may be released from the Lien of the Indenture if, after such release, the Fair Value of the remaining mortgaged and pledged property equals or exceeds a sum equal to 150% of the aggregate principal amount of Bonds Outstanding. (Section 11.03(k) of the Restated Indenture.) When effective and upon satisfaction of the requirements set forth in the Indenture, this provision would permit the Company to spin-off or otherwise dispose of a substantial amount of assets or a line of business without depositing cash or property with the Trustee or obtaining the consent of the bondholders.

MODIFICATION OF THE INDENTURE

    With the consent of the Company, the provisions of the Indenture may be changed by the affirmative vote of the holders of 80% in principal amount of the Bonds Outstanding except that, among other things, the maturity of a Bond may not be extended, the interest rate reduced, nor the terms of payment of principal or interest changed without the consent of the holder of each Bond so affected. (Article XVIII of the 1937 Indenture.)

    The Supplemental Indenture dated May 1, 1985 amended the foregoing provisions of the Indenture by reducing the 80% requirement to 66 2/3%. This amendment will not become effective and operative until all Bonds of each series issued prior to May 1, 1985 shall have been retired or until all the holders thereof shall have consented to such amendment. Holders of the New Bonds and of each subsequent series issued under the Indenture will likewise be bound by the amendment when it becomes effective and operative. (Article VI of the
Supplemental Indenture dated May 1, 1985 and Section 18.02 of the Restated Indenture.)

CONCERNING THE TRUSTEE

    In case of a Completed Default either the Trustee or the holders of 25% in principal amount of (i) the Bonds Outstanding or (ii) the Bonds affected by such default, may declare the Bonds due and payable subject to the right of the holders of a majority of the Bonds then Outstanding to rescind or annul such action. Further, it is obligatory upon the Trustee to take the actions provided in the Indenture to enforce payment of the Bonds and the Lien of the Indenture upon being requested to do so by the holders of a majority in principal amount of the Bonds. However, the holders of a majority in principal amount of the Bonds may direct the taking of any such action or the refraining therefrom as is not contrary to law or the Indenture. As a condition precedent to certain actions, the Trustee may require adequate indemnity against the costs, expenses and liabilities to be incurred therein or thereby. (Article XIII of the 1937 Indenture; Section 6 of Article VI of Supplemental Indenture dated February 1, 1944; Section 4.03 of Supplemental Indenture dated October 1, 1945 and Article XIII of the Restated Indenture.)

DEFAULTS

    The following is a summary of  events defined in the Indenture as  Completed
Defaults: (a) default in payment of principal of any Bond, (b) default continued for 90 days in payment of interest on any Bond, (c) default in the covenant contained in Section 11 of Article VIII of the Indenture (Section 8.11 of the Restated Indenture) with respect to bankruptcy, insolvency, assignment or receivership and (d) default continued for 90 days after notice in the performance of any other covenant, agreement or condition. (Section 4.02 of the Supplemental Indenture dated October 1, 1945 and Section 13.01 of the Restated Indenture.)

    The Trustee is required to give notice to bondholders (1) within 90 days after the occurrence of a default known to the Trustee within such period, or
(2) if the Trustee is unaware of a default during such period, then, within 30 days after the Trustee knows of such default, unless such default shall have been cured before giving such notice; provided that, except in the case of a default resulting from the failure to make any payment of principal of or
interest   on   any  Bonds   or   to  make   any   sinking  fund   payment,  the

Trustee may withhold such notice upon determination in good faith by the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee that the withholding of such notice is in the interest of the bondholders. (Section 4 of Article V of the Supplemental Indenture dated February 1, 1944 and Section 16.02 of the Restated Indenture.)

    The Company is required to file with the Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Indenture as may be required by the rules and regulations of the Commission including a certificate, furnished not less frequently than annually, as to the Company's compliance with all of the conditions and covenants under the Indenture. (Section 8 of Article III of the Supplemental Indenture dated February 1, 1944 and Section 8.18 of the Restated Indenture.)

GENERAL

    Whenever all indebtedness secured thereby shall have been paid, or adequate provision therefor made, the Trustee shall cancel and discharge the Indenture. (Article XVII of the 1937 Indenture and Article XVII of the Restated Indenture.) After the Effective Date, the Company may deposit with the Trustee any combination of cash or Government Obligations in order to provide for the payment of any series or all of the Bonds Outstanding. The Indenture also provides that the Company shall furnish, to the Trustee, Officers' Certificates, certificates of an Engineer, Appraiser or other expert and, in certain cases, Accountants' Certificates in connection with the authentication of Bonds, the release or release and substitution of property and certain other matters, and Opinions of Counsel as to the Lien of the Indenture and certain other matters. (Article IV of the Supplemental Indenture dated February 1, 1944; Articles IV, V, VI, VII, XI and XVII and Section 20.08 of the Restated Indenture.)

                                 LEGAL OPINIONS

    Legal opinions relating to the New Bonds will be rendered by Gary R. Johnson, 414 Nicollet Mall, Minneapolis, Minnesota, counsel for the Company, and by Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a Prospectus Supplement. Gary
R. Johnson is Vice President, General Counsel and Secretary of the Company. Matters pertaining to local laws will be passed upon by counsel for the Company and as to these matters Gardner, Carton & Douglas will rely on their opinions. The opinion contained in this Prospectus under "Description of New Bonds--Security for New Bonds," is the opinion of Gary R. Johnson. Gardner, Carton & Douglas has acted from time to time as special counsel for NSP in connection with certain matters, including the Transaction.

                                    EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's change in method of accounting for postretirement healthcare costs in 1993) have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report included in such Form 10-K which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of WEC for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

    The Company may sell the New Bonds (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of

Offered Bonds will set forth the terms of the offering of such Offered Bonds, including the name or names of any underwriters, the purchase price of such Offered Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Bonds may be listed. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Offered Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the Offered Bonds together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Bonds if any are purchased.

    Offered Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Bonds in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent.

    Any underwriters, dealers or agents participating in the distribution of the Offered Bonds may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Bonds may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant (other than underwriting discounts and commissions) in connection with the issuance of the New Bonds:

Registration fee under the Securities Act of 1933..........................  $  103,449
Fees of rating agencies....................................................     100,000
Printing and engraving.....................................................      75,000
Accounting services........................................................      50,000
Trustee's charges..........................................................      50,000
Mortgage registration tax..................................................     675,000
Expenses and counsel fees for qualification or registration of the New
 Bonds under state securities laws.........................................      20,000
Miscellaneous, including traveling, telephone, copying, shipping, and other
 out-of-pocket expenses....................................................      40,000
                                                                             ----------
        Total..............................................................  $1,113,449
                                                                             ----------
                                                                             ----------

    All items are estimated except the first.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of the Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes.

    The Company has obtained insurance policies indemnifying the Company and the Company's directors and officers against certain civil liabilities and related expenses.

ITEM 16. EXHIBITS.

    Certain Exhibits listed below and marked with an asterisk (*) were filed with the Securities and Exchange Commission as Exhibits to certain Registration Statements under the Exhibit number indicated after each such Exhibit and are incorporated herein by this reference. These Registration Statements are identified as follows:

(a)        No. 2-5290.
(b)        No. 2-5924.
(c)        No. 2-7549.
(d)        No. 2-8047.
(e)        No. 2-9631.
(f)        No. 2-12216.
(g)        No. 2-13463.
(h)        No. 2-14156.
(i)        No. 2-15220.
(j)        No. 2-18355.
(k)        No. 2-20282.
(l)        No. 2-21601.
(m)        No. 2-22476.
(n)        No. 2-26338.
(o)        No. 2-27117.
(p)        No. 2-28447.
(q)        No. 2-34250.
(r)        No. 2-36693.
(s)        No. 2-39144.
(t)        No. 2-39815.
(u)        No. 2-42598.
(v)        No. 2-46434.
(w)        No. 2-53235.
(x)        No. 2-71259.
(y)        No. 2-83364.
(z)        No. 2-97667.

Exhibit    1.01         Form of Underwriting Agreement for the New Bonds.
           *4.01A(a)    Copy  of Trust Indenture, dated February  1, 1937, from the Company to
                        Harris Trust and Savings Bank, Trustee. (B-7)
           *4.01B(a)    Copy of  Supplemental Trust  Indenture, dated  June 1,  1942, being  a supplemental instrument to Exhibit 4.01A hereto. (B-8)
           *4.01C(a)    Copy  of Supplemental Trust Indenture, dated February 1, 1944, being a supplemental instrument to Exhibit 4.01A hereto. (B-9 (Revised))
           *4.01D(b)    Copy of Supplemental Trust Indenture,  dated October 1, 1945, being  a supplemental instrument to Exhibit 4.01A hereto. (7.09)
           *4.01E(c)    Copy  of Supplemental  Trust Indenture,  dated July  1, 1948,  being a supplemental instrument to Exhibit 4.01A hereto. (7.05)
           *4.01F(d)    Copy of Supplemental Trust  Indenture, dated August  1, 1949, being  a supplemental instrument to Exhibit 4.01A hereto. (7.06)
           *4.01G(e)    Copy  of Supplemental  Trust Indenture,  dated June  1, 1952,  being a supplemental instrument to Exhibit 4.01A hereto. (4.08)
           *4.01H(f)    Copy of Supplemental Trust Indenture,  dated October 1, 1954, being  a supplemental instrument to Exhibit 4.01A hereto. (4.10)
           *4.01I(g)    Copy of Supplemental Trust Indenture, dated September 1, 1956, being a supplemental instrument to Exhibit 4.01A hereto. (2.09)
           *4.01J(h)    Copy  of Supplemental Trust  Indenture, dated August  1, 1957, being a supplemental instrument to Exhibit 4.01A hereto. (2.10)
           *4.01K(i)    Copy of  Supplemental Trust  Indenture, dated  July 1,  1958, being  a supplemental instrument to Exhibit 4.01A hereto. (4.12)
           *4.01L(j)    Copy  of Supplemental Trust Indenture, dated December 1, 1960, being a supplemental instrument to Exhibit 4.01A hereto. (2.12)
           *4.01M(k)    Copy of Supplemental Trust  Indenture, dated August  1, 1961, being  a supplemental instrument to Exhibit 4.01A hereto. (2.13)
           *4.01N(l)    Copy  of Supplemental  Trust Indenture,  dated June  1, 1962,  being a supplemental instrument to Exhibit 4.01A hereto. (2.14)
           *4.01O(m)    Copy of Supplemental Trust Indenture, dated September 1, 1963, being a supplemental instrument to Exhibit 4.01A hereto. (4.16)
           *4.01P(n)    Copy of Supplemental Trust  Indenture, dated August  1, 1966, being  a supplemental instrument to Exhibit 4.01A hereto. (2.16)
           *4.01Q(o)    Copy  of Supplemental  Trust Indenture,  dated June  1, 1967,  being a supplemental instrument to Exhibit 4.01A hereto. (2.17)
           *4.01R(p)    Copy of Supplemental Trust Indenture,  dated October 1, 1967, being  a supplemental instrument to Exhibit 4.01A hereto. (2.01R)
           *4.01S(q)    Copy  of  Supplemental Trust  Indenture, dated  May  1, 1968,  being a supplemental instrument to Exhibit 4.01A hereto. (2.01S)
           *4.01T(r)    Copy of Supplemental Trust Indenture,  dated October 1, 1969, being  a supplemental instrument to Exhibit 4.01A hereto. (2.01T)
           *4.01U(s)    Copy  of Supplemental Trust Indenture, dated February 1, 1971, being a supplemental instrument to Exhibit 4.01A hereto. (2.01U)
           *4.01V(t)    Copy of  Supplemental Trust  Indenture,  dated May  1, 1971,  being  a supplemental instrument to Exhibit 4.01A hereto. (2.01V)

Exhibit    *4.01W(u)    Copy  of Supplemental Trust Indenture, dated February 1, 1972, being a supplemental instrument to Exhibit 4.01A hereto. (2.01W)
           *4.01X(v)    Copy of Supplemental Trust Indenture,  dated January 1, 1973, being  a supplemental instrument to Exhibit 4.01A hereto. (2.01X)
           *4.01Y(w)    Copy  of Supplemental Trust Indenture, dated  January 1, 1974, being a supplemental instrument to Exhibit 4.01A hereto. (2.01Y)
           *4.01Z(w)    Copy of Supplemental Trust Indenture, dated September 1, 1974, being a supplemental instrument to Exhibit 4.01A hereto. (2.01Z)
           *4.01AA(x)   Copy of Supplemental  Trust Indenture,  dated April 1,  1975, being  a supplemental instrument to Exhibit 4.01A hereto. (4.01AA)
           *4.01BB(x)   Copy  of  Supplemental Trust  Indenture, dated  May  1, 1975,  being a supplemental instrument to Exhibit 4.01A hereto. (4.01BB)
           *4.01CC(x)   Copy of Supplemental  Trust Indenture,  dated March 1,  1976, being  a supplemental instrument to Exhibit 4.01A hereto. (4.01CC)
           *4.01DD(x)   Copy  of Supplemental  Trust Indenture,  dated June  1, 1981,  being a supplemental instrument to Exhibit 4.01A hereto. (4.01DD)
           *4.01EE(y)   Copy of Supplemental Trust Indenture, dated December 1, 1981, being  a supplemental instrument to Exhibit 4.01A hereto. (4.01EE)
           *4.01FF(z)   Copy  of  Supplemental Trust  Indenture, dated  May  1, 1983,  being a supplemental instrument to Exhibit 4.01A hereto.
           *4.01GG(z)   Copy of Supplemental Trust Indenture, dated December 1, 1983, being  a supplemental instrument to Exhibit 4.01A hereto.
           *4.01HH(z)   Copy of Supplemental Trust Indenture, dated September 1, 1984, being a supplemental instrument to Exhibit 4.01A hereto.
           *4.01II(z)   Copy  of Supplemental Trust Indenture, dated December 1, 1984, being a supplemental instrument to Exhibit 4.01A hereto.
           4.01JJ       Copy of  Supplemental Trust  Indenture,  dated May  1, 1985,  being  a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.36 to  the Company's Annual Report on Form 10-K (File No. 1-3034) for the
                        year ended December 31, 1985 and incorporated herein by reference.
           4.01KK       Copy of Supplemental Trust Indenture, dated September 1, 1985, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.37 to the Company's Annual Report on Form 10-K (File No. 1-3034) for  the
                        year ended December 31, 1985, and incorporated herein by reference.
           4.01LL       Copy  of Supplemental and Restated Trust Indenture, dated May 1, 1988, being a  supplemental instrument  to Exhibit  4.01A hereto,  filed  as
                        Exhibit  4.02 to  the Company's Annual  Report on Form  10-K (File No.
                        1-3034) for the year ended December 31, 1988, and incorporated  herein by reference.
           4.01MM       Copy  of Supplemental  Trust Indenture,  dated July  1, 1989,  being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        July 2, 1989, and incorporated herein by reference.
           4.01NN       Copy  of Supplemental  Trust Indenture,  dated June  1, 1990,  being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        June 6, 1990, and incorporated herein by reference.

Exhibit    4.01OO       Copy  of Supplemental Trust Indenture, dated  October 1, 1992, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        October 13, 1992, and incorporated herein by reference.
           4.01PP       Copy  of Supplemental  Trust Indenture, dated  April 1,  1993, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        March 30, 1993, and incorporated herein by reference.
           4.01QQ       Copy  of Supplemental Trust Indenture, dated December 1, 1993, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        December 7, 1993, and incorporated herein by reference.
           4.01RR       Copy  of Supplemental Trust Indenture, dated February 1, 1994, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        February 10, 1994, and incorporated herein by reference.
           4.01SS       Copy  of Supplemental Trust Indenture, dated  October 1, 1994, being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        October 5, 1994, and incorporated herein by reference.
           4.01TT       Copy  of Supplemental  Trust Indenture,  dated June  1, 1995,  being a supplemental instrument to Exhibit 4.01A hereto, filed as Exhibit 4.01 to the Company's Current  Report on Form 8-K  (File No. 1-3034)  dated
                        June 28, 1995, and incorporated herein by reference.
           4.01UU       Form  of Supplemental Trust  Indenture, for each  series of New Bonds, being a supplemental instrument to Exhibit 4.01A hereto.
           5.01         Opinion of Gary R. Johnson as to legality of the New Bonds.
           12.01        NSP statement of Computation of ratios of earnings to fixed charges.
           12.02        New NSP statement of  computation of pro forma  ratios of earnings  to fixed charges.
           23.01        Independent Auditor's Consent
           23.02        Consent of Legal Counsel
           23.03        Consent of Independent Certified Public Accountants
           24.01        Power of Attorney.
           25.01        Form  T-1 Statement of eligibility of Harris Trust and Savings Bank to act as Trustee under the Indenture which will secure the New Bonds.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the
    "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURE

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS OF FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, AND STATE OF MINNESOTA, ON THE 6TH DAY OF OCTOBER 1995.

                                          NORTHERN STATES POWER COMPANY

                                          By Arland D. Brusven, Vice President
                                          -- Finance

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                    SIGNATURE                        TITLE                        DATE
----------------------------------------------------------------------------------------------

           James J. Howard              Principal Executive Officer
                                          and Director

           Edward J. McIntyre           Principal Financial Officer

           Roger D. Sandeen             Principal Accounting Officer

           H. Lyman Bretting            Director

           David A. Christensen         Director

           W. John Driscoll             Director

           Dale L. Haakenstad           Director

           Allen F. Jacobson            Director

           Richard M. Kovacevich        Director

           Douglas W. Leatherdale       Director

           John E. Pearson              Director

           G. M. Pieschel               Director

           Margaret R. Preska           Director

           A. Patricia Sampson          Director

           Edwin M. Theisen             Director

                                                                          October 6, 1995
                           By Arland D. Brusven (attorney-in-fact)

                                 EXHIBIT INDEX

   METHOD OF
    FILING       EXHIBIT NO.                                          DESCRIPTION
---------------  ------------  ------------------------------------------------------------------------------------------
          DT          1.01     Form of Underwriting Agreement for the New Bonds.

          DT          4.01UU   Form  of Supplemental Trust Indenture, for each  series of New Bonds, being a supplemental instrument to Exhibit 4.01A hereto.

          DT          5.01     Opinion of Gary R. Johnson as to legality of the New Bonds.

          DT         12.01     NSP statement of Computation of ratio of earnings to fixed charges.

          DT         12.02     New NSP statement of computation of pro forma ratios of earnings to fixed charges.

          DT         23.01     Independent Auditor's Consent

          DT         23.02     Consent of Legal Counsel

          DT         23.03     Consent of Independent Certified Public Accountants

          DT         24.01     Power of Attorney.

          DT         25.01     Form T-1 Statement of eligibility of Harris Trust and Savings Bank to act as Trustee under the Indenture which will secure the New Bonds.

DT -- Filed electronically with this direct transmission.